Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the Board of Directors
American Honda Finance Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-213047) on Form S-3 of American Honda Finance Corporation (the Company) of our report dated June 21, 2019, with respect to the consolidated balance sheets of the Company as of March 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the March 31, 2019 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Los Angeles, California
June 21, 2019